SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549



                            FORM 8-K
                         CURRENT REPORT
                PURSUANT TO SECTION 13 OR 15 (D)
             OF THE SECURITIES EXCHANGE ACT OF 1934



 Date of Report (Date of earliest event reported): May 23, 1997



                  NORFOLK SOUTHERN CORPORATION
     (Exact name of Registrant as specified in its charter)



      Virginia                1-8339            52-1188014
(State of Incorporation)(Commission File No.) (IRS Employer
                                             Identification No.)



                     Three Commercial Place
                  Norfolk, Virginia  23510-2191
            (Address of principal executive offices)



                         (757) 629-2600
                (Registrant's telephone number)



                           No Change
  (Former name or former address, if changed since last report)

ITEM 5.   OTHER EVENTS

          On May 27, 1997, Norfolk Southern Corporation (the "Company") and CSX Corporation ("CSX") issued the attached joint press release indicating that approximately 57,407,389 shares (including those covered by notices of guaranteed delivery) of Conrail Inc. had been accepted for payment by Green Acquisition Corp., pursuant to the Company's and CSX's joint tender offer which expired on May 23, 1997.

          The Company's portion of the payment for the shares tendered in May will be approximately $4.567 billion; including the $943 million paid by the Company to acquire 8.2 million shares of Conrail stock in February, the Company's total payments will approximate $5.510 billion.

          The Company will pay 58% of the cost of acquiring any remaining shares of Conrail Inc.; the Company's total cost to acquire shares of Conrail Inc. thus is anticipated not to exceed $5.710 billion.


ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

          (c)  Exhibits:

               (99) Joint press release, dated May 27, 1997,
                    issued by the Company and CSX concerning the acceptance for payment by Green Acquisition Corp. of approximately 57,407,389 tendered shares (including about 8,937,900 covered by notices of guaranteed delivery) of Conrail Inc.


                           SIGNATURES

          Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: May 27, 1997


                                   NORFOLK SOUTHERN CORPORATION
                                            (Registrant)


                                   By: /s/ Dezora M. Martin

                                      Dezora M. Martin
                                      Corporate Secretary

                          EXHIBIT INDEX


     Exhibit
     Number         Description

     99 Joint press release, dated May 27, 1997, issued by Company and CSX concerning the acceptance for payment by Green Acquisition Corp. of approximately 57,407,389 tendered shares (including about 8,937,900 covered by notices of guaranteed delivery) of Conrail Inc.